Exhibit 10.58

                   DISTRIBUTION AGREEMENT


     This Agreement is made this 17th day of January, 2000,by and between Centigram Communications Corporation, a Delaware corporation having its principal office at 91 East Tasman Drive, San Jose, CA 95134 (hereinafter "Distributor") and Voice Systems Technology, Inc. d/b/a Boston Communications Group, a Delaware corporation having its principal office at 621 East Fourth Street, Tulsa, OK 74120-3017 (hereinafter "BCGI").

     WHEREAS, BCGI designs, manufactures, and supplies telecommunications systems and services; and

     WHEREAS, Distributor desires to purchase such systems and services from BCGI for sale on a non-exclusive basis.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which both parties acknowledge, the parties agree as follows:

     1.   TERRITORY

     During the term of this Agreement, Distributor shall have the nonexclusive right to sell BCGI Products and Services (as the terms are defined below) to customer segments and in market area(s) as described in Exhibit A which is attached hereto and made a part hereof (the "Territory").

     2.   PRODUCTS

     During the term of this Agreement BCGI shall provide the products and services (the "Products and Services") set forth in Exhibit B which is attached hereto and made a part hereof to Distributor for sale and distribution in the Territory. Each sale of Products and Services shall be subject to the terms and conditions of this Agreement.

     3.   PRICES

     During the term of this Agreement BCGI shall provide and bill the Products and Services to the Distributor at the prices and applicable discounts ("Prices") as set forth in Exhibit C which is attached hereto and made a part hereof.

     All prices paid by Distributor under this Agreement do not include any federal, state or local sales or excise taxes, foreign taxes, import duties, customs fees, value added taxes, etc. (with the exception of taxes imposed upon or measured by BCGI's income) which shall be the responsibility of Distributor or Distributor's agents.

     4.   TERMS OF SHIPMENT

     During the term of this Agreement BCGI shall provide the Products and Services to Distributor in accordance with the shipping terms and conditions ("Terms of Shipment") as set forth in Exhibit D which is attached hereto and made a part hereof.

[Information marked with a "*" has been omitted pursuant to a request for confidential treatment. This information has been filed separately with the Secretary of the Securities Exchange Commission.]

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     5.   PAYMENT

     During the term of this Agreement, Distributor shall comply with the payment terms as outlined in Exhibit E which is attached hereto and made a part hereof.

     6.   TERM

     This Agreement shall be effective on the date hereof (the "Commencement Date") and shall continue for an initial term ("Term") of three (3) years. This Agreement shall be automatically renewed in one-(1) year increments, thereafter. However, either party hereto may terminate this Agreement as of the end of the Term, or as of the end of any one (1)-year renewal term, with six (6) months' notice in writing to the other party to such effect.

     7.   WARRANTY

     The Products are subject to the terms of the BCGI Standard Warranty, a copy of which is attached to this Agreement as Exhibit F which is attached hereto and made a part hereof.

     8.   MAINTENANCE AND SUPPORT SERVICES

     Pursuant to its standard maintenance agreement, BCGI will offer Distributor maintenance and support services ("Maintenance and Support Services") for the Products at BCGI's then current Preferred Prices, as the term is defined in
Section 39. below, and are described in Exhibit G which is attached hereto and made a part hereof.

     9.   DISTRIBUTOR RESPONSIBILITIES

     During the term of this Agreement, Distributor shall have the specific additional responsibilities ("Distributor Responsibilities") as described in Exhibit H which is attached hereto and made a part hereof.

     10.  BCGI RESPONSIBILITIES

     During the term of this Agreement, BCGI shall have the specific additional responsibilities ("BCGI Responsibilities") as described in Exhibit I which is attached hereto and made a part hereof.

     11.  TERMINATION

     A. Termination for Breach. If either party hereto materially defaults in the performance of, or fails to perform, any of its material obligations under this Agreement and fails to cure such default within thirty (30) days after receiving written notice of the default, the non-defaulting party shall have the right to terminate this Agreement at any time.

     B.   Termination for Insolvency.  Either party hereto may terminate this

Agreement, effective immediately upon written notice, if the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if that petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

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     C.   Termination for Breach of Confidentiality Obligations.  Either party hereto may terminate this Agreement, effective immediately upon written notice, if the other breaches its obligations as set out in Section 13. below.

     D. Survival of Provisions. Sections 7., 8. (provided Distributor is not in default of payments due to BCGI and shall continue to pay any amounts due for the provision of Maintenance and Support Services under such Section 8.), 13., 14., and 30. shall survive the cancellation or termination of this Agreement for any reason.

     12.  INDEMNIFICATION AND LIMITATION OF LIABILITY

     A. Indemnification. Each party to this Agreement hereby agrees to indemnify, defend and otherwise hold the other harmless from and against all suits, claims and any other losses (any of the foregoing, a "Loss"), including but not limited to attorneys' fees, that arise from or are in any way related to the Services or this Agreement, but only to the extent that such Loss results directly from the gross negligence, willful misconduct or fraudulent act of or by the party obligated to indemnify, and does not result proximately from the gross negligence, willful misconduct or fraudulent act of or by the party seeking indemnification. In the event a party receives notice of any action or event which would give rise to the indemnification obligations contained herein, such party shall within twenty (20) days of receipt of such notice, notify the other of the occurrence of such action or event, as the case may be; provided, however, that the indemnitor's failure to receive such notice shall not relieve it of its obligation to provide such indemnity except to the extent such failure prejudices the indemnitor's ability to avoid liability under this Section 12. Upon receipt of such notice, the indemnifying party shall immediately take all actions necessary to protect the indemnitee's interests and to defend, settle or otherwise resolve such Loss.

     B. Limitation of Liability. EXCEPT AS SET FORTH IN SECTION 12.A. ABOVE, EACH PARTY'S MAXIMUM AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS AND SERVICES, AND ANY CLAIMS RELATED THERETO, SHALL BE LIMITED TO DIRECT DAMAGES SUFFERED BY THE OTHER PARTY AND SHALL BE LIMITED TO
A REFUND OF THE PURCHASE PRICE OF THE PRODUCTS AND SERVICES (PRORATED OVER A THIRTY-SIX [36] MONTH TERM) WHICH SHALL THEN HAVE BEEN PAID BY DISTRIBUTOR UNDER THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY HERETO HAVE ANY LIABILITY TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES INCURRED BY THE OTHER, OR FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER OR NOT
THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS, INCLUDING, WITHOUT LIMITATION, THOSE RESULTING FROM THE USE OF PRODUCTS AND SERVICES PURCHASED HEREUNDER, OR THE FAILURE OF THE PRODUCTS OR SERVICES TO PERFORM, OR FOR ANY OTHER REASON. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTWITHSTANDING THE FOREGOING,

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THE TERMS OF THIS SECTION 12. SHALL NOT APPLY TO ANY LIABILITY OF ONE PARTY TO
THE OTHER WHICH MAY ARISE UNDER SECTION 13. BELOW, OR TO ANY LIABILITY WHICH BCGI MAY HAVE TO DISTRIBUTOR UNDER SECTION 30. BELOW.

     13.  NONDISCLOSURE

     A. Nondisclosure. Neither party hereto shall, directly or indirectly, divulge or communicate, to any other person or entity, any confidential information concerning any matters affecting or relating to the business of the other party. This nondisclosure obligation applies, but is not limited to, software, documentation, data, pricing, methods of operation, or other proprietary information which is identified at the time of disclosure as being confidential information. The parties hereto stipulate that as between them, this information is important, material and confidential and gravely affects the success of the business of the parties. This obligation shall not apply to information which: (i) is or becomes a part of the public domain through the act or omission of the disclosing party; (ii) was in the receiving party's lawful possession prior to such disclosure; or (iii) is required to be disclosed pursuant to subpoena or other legal process; provided, however, that the receiving party first provides written notice to the disclosing party of the request. Any breach of the terms of this Section 13.A. shall be a material breach of this Agreement. This Section 13.A. shall survive the termination of the business relationship between the parties for any reason.

     B. Promotion. Notwithstanding Section 13.A, the parties hereto may disclose the existence and general nature of this contractual relationship for marketing purposes only.

     14.       SOFTWARE LICENSE

     A. License. BCGI hereby grants to Distributor, and Distributor accepts, a nonexclusive, nontransferable right and license to:

          (i) use the software included in the Product ("Software") and the associated documentation to facilitate Distributor's selling and servicing the Products to its customers in the Territory in accordance with this Agreement; and

          (ii) revise the documentation associated with the Product so as to refer to Distributor as the distributor of the Product
     ("Revised Documentation"). To facilitate these revisions, BCGI agrees to provide Distributor with any/all "soft" copies of such documentation, and to provide all reasonable assistance in effecting any such revisions. All rights, title and interest in and to such Revised Documentation shall immediately vest in BCGI; and

          (iii) sublicense the Software and the associated documentation to its customers in the Territory in accordance with this Agreement.

     Distributor acknowledges that it and its customers will receive only the object code of the Software and will not receive nor be entitled to materials exclusively associated with the design and creation of the Software.

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     The Software is proprietary to BCGI and/or its supplier(s), and shall at all times remain the sole and absolute property of BCGI and/or its supplier(s). Distributor shall not have any interest in the Software except for the license to use the Software and the associated documentation to facilitate the selling and servicing of the Products and to sublicense the Software and the associated documentation.

     B. Permission to Copy. Distributor shall not (and shall not allow its customers to) copy, in whole or in part, any Software or the associated documentation, whether in the form of computer tape, disk, print, or any other form; provided, however, that Distributor may (and Distributor may allow each of its customers to) make one (1) copy of the Software only for archival backup purposes in conjunction with Distributor's selling and servicing of the Products and customers' use of the Products. Distributor agrees that it will (and it will require its customers to) affix to the back-up copy of the Software, the copyright notice and other proprietary notices mutually agreed by BCGI and Distributor.

     C. Sublicensing. Any distribution of the Products by Distributor to its customers shall be effected only by a written agreement between Distributor and its customers to contain, at a minimum, software licensing terms and conditions and obligations of confidentiality which are at least as limiting and protective as such terms are set out in this Agreement. Upon BCGI's request, Distributorshall make copies of the portions of such agreements which regard software licensing and confidentiality available to BCGI for BCGI's review.

     15.  TITLE TO THE PRODUCT

     A. Software. Any and all software provided to Distributor by BCGI pursuant to this Agreement shall remain the property of BCGI, which retains all rights, title and interest in said software, including all derivative works prepared from the software, and any enhancements or modifications thereto, whether made by BCGI or Distributor.

     B. Hardware. Title to the hardware included in the Product shall pass to Distributor and delivery is deemed to occur upon BCGI's delivery of the Product to the commercial carrier F.O.B. point of shipment. In all cases, risk of loss or damage in transit shall fall upon Distributor, whose responsibility it shall be to file claims with the carrier. Unless BCGI receives specific shipping instructions from Distributor, BCGI will exercise its own discretion in the selection of the method of shipment. BCGI shall have and retain a purchase money security interest in and to each Product sold to Distributor until such time as BCGI has received payment in full for each such Product. Distributor shall, and shall cause its customers to, execute any/all documents as may be necessary for BCGI to perfect or enforce such security interest(s).

     16.  ASSIGNMENT

     This Agreement may not be assigned by either party hereto, in whole or in part, unless the express written consent of the other party has been obtained prior to any assignment; such consent shall not be unreasonably delayed or withheld.

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     Notwithstanding the foregoing, should either party hereto be acquired by or merged into another entity, this Agreement will survive and shall automatically be assigned to the acquiring/resulting entity. However, either party hereto may terminate this Agreement in the event of such an acquisition or merger by giving the other party hereto no less than a ninety (90)-day written notice to such effect.

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     17.  NOTICES

     All notices pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, to the addresses as set forth below. If mailed, notices will be deemed effective three (3) days after mailing, postage prepaid, in the United States.

As to Distributor:                                               As to BCGI:

Centigram Communications CorporationBoston Communications Group
Attn:  Senior Director Legal Affairs       Attn:  Gary Eubanks
91 East Tasman Drive                    621 East Fourth Street
San Jose, CA  95134                       Tulsa, OK 74120-3017
Tel #:  (408) 428-3890                   Tel #: (918) 582-8781
Fax #:  (408) 432-2645                   Fax #: (918) 582-8782

                                 With a copy to:

                                 Boston Communications Group
                                 Attn:  General Counsel
                                 100 Sylvan Road, Suite 100
                                 Woburn, MA  01801
                                 Tel #:  (617) 692-7000
                                 Fax #:  (617) 692-6230

     18.  CUMULATIVE RIGHTS

     The rights and remedies reserved to the parties herein are cumulative and in addition to any further rights and remedies available at law or in equity.

     19.  APPLICABLE LAW

     This Agreement shall be deemed to have been entered into in the State of Oklahoma and shall be governed by, construed and interpreted in accordance with the laws of the State of Oklahoma.

     20.  INTERPRETATION

     This Agreement, together with any Exhibits or Attachments hereto, and any subsequent amendments hereto, and nondisclosure agreements entered into between the parties, contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all existing agreements, prior negotiations and representations by or between them, whether oral or written,and all prior or contemporaneous agreements, whether oral or written regarding the subject matter of this Agreement. This Agreement may be amended from time to time only by written agreement signed by a duly authorized representative of both parties hereto. The headings used in this Agreement are for the convenience of the parties hereto and are not deemed to be part of this Agreement.

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     21.  SEVERABILITY

     If any portion of this Agreement is found to be invalid, illegal or unenforceable, the parties agree that the remaining portions shall remain in effect. The parties further agree that in the event such invalid or unenforceable portion is an essential part of this Agreement, they shall promptly commence negotiations, in good faith, for its replacement with a substitute provision which most clearly reflects the original intent for entering into this Agreement.

     22.  WAIVER

     No delay or omission to exercise any right or remedy accruing to BCGI or Distributor hereunder upon any breach or breaches or event of default or defaults by BCGI or Distributor shall impair any right or remedy of any subsequent breach or default of the same, or any different, breach or default.

     23.  SCOPE

     Nothing contained herein shall be construed to constitute the parties hereto as partners, joint venturers or as agents of each other, but the relationship shall be one of independent contractors with BCGI providing the Services described hereunder to Distributor for the consideration set forth in this Agreement and any Exhibits/Attachments hereto.

     24.  BENEFIT

     This Agreement and the rights granted are solely for the benefit of the parties hereto, their successors and assigns. No third person shall acquire any rights or claims by reason of or under this Agreement, except as both parties hereto shall agree in writing, or in cases as set out in Section 15. above.

     25.  FORCE MAJEURE

     No default in performance of any obligation hereunder shall constitute an event of default or a breach of this Agreement, to the extent that such failure to perform, delay or other default arises out of a cause that is beyond the reasonable control and without negligence of the party otherwise chargeable with such default, including, but not limited to, acts of God, interruption of power, utility, transportation or communications services, action of civil or military authority, sabotage, national emergencies or catastrophe. Either party desiring to rely upon any of the foregoing as an excuse for default shall give to the other party prompt written notice of the facts which constitute such excuse, and when such excuse ceases to exist, prompt notice thereof to the other party. This Section shall in no way limit the right of either party to make any claim against any third party for any damages suffered due to said causes.

     26.  ARBITRATION

     Except for any disputes which may arise pertaining to Section 13.A. above, all disputes between the parties, their successors and assigns, arising under this Agreement, not involving injunctive relief, which have not been resolved within thirty (30) days after notice by one party to the other of such dispute in the manner set forth above, shall conclusively and finally be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association then obtaining. Either party may institute arbitration by giving written notice to the other party of intention to arbitrate, which noticeshall contain the name of the arbitrator selected by the party, the nature of the controversy, the amount involved, if any, the remedies sought, and any other pertinent matter. Within fifteen (15) days after the giving of such notice, the other party shall submit to the initiating party the name of an arbitrator whom it has appointed and may submit an answering statement. Within fifteen (15) days thereafter the two (2) arbitrators so appointed shall select a third arbitrator. If any party fails to choose an arbitrator within the fifteen (15)-day period herein provided, or if the arbitrators appointed by the parties cannot agree on the other arbitrator within fifteen (15) days of the appointment of the second arbitrator, such arbitrator(s) shall be appointed by the American Arbitration Association. The arbitration hearings shall be held, unless otherwise mutually agreed upon by the parties, in Tulsa, Oklahoma. Any decision or award signed by at least two (2) of the arbitrators shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. The losing party agrees to pay to the prevailing party reasonable attorney's fees and costs awarded in such arbitration.

     27.  CUSTOMS, DUTIES, IMPORT OR EXPORT LICENSES

     As the Territory is located outside of the United States, all customs, dutiesand other governmental charges attributable to export or the import of BCGI Products by Distributor shall be paid by Distributor. If export or import of BCGI Products requires a license or approval by governmental authorities, acceptance or shipment of any order shall be subject to the issue of such license or approval by the appropriate governmental agency having jurisdiction thereof.

     28.  COMPLIANCE WITH UNITED STATES EXPORT LAWS

     BCGI and Distributor understand and agree as follows:

     A. Distribution or re-export by Distributor of the Products to any country other than the country authorized as part of the Territory is strictly forbidden and may constitute a violation of United States ("U.S.") law. Exports of the Products from the Territory may require prior U.S. governmental approval.

     B. Distributor hereby agrees that it will abide by U.S. export laws and regulations that apply to the distribution of the Products, including any and all U.S. Department of Commerce regulations under 15 C.F.R. 373.3 (governing Distribution licenses). Distributor shall consult BCGI on all matters that may involve controlled exports under U.S. laws.

     C. Distributor agrees to retain for a period of at least two (2) years and to make available for inspection by the U.S. Office of Export Administration or other U.S. government agency all records of any sales or re-export of the Products by Distributor and all other forms, documents, correspondence, memoranda, books or other records relating to sales of the Products by Distributor.

     D. Distributor agrees not to sell, re-export, or otherwise transfer any Product if Distributor has reason to know that the Product will be delivered or re-exported to unauthorized destinations or end-users.

     E. Distributor certifies that it will not drop-ship any Product unless it is being sent to an authorized customer in the Territory.

     29.  COMPLIANCE WITH OTHER LAWS

     Each party agrees to comply with all laws and governmental regulations applicable to the conduct of its business and the performance of its obligations under this Agreement.

     30.  INFRINGEMENT INDEMNIFICATION

     Distributor shall promptly notify BCGI if any person or entity claims that any Product infringes any patent, copyright or other right of any third party. BCGI shall at its expense defend, indemnify and hold harmless Distributor and its customers against any suit, proceeding or claim brought against Distributor and/or its customers to the extent it is based on a claim that any Product furnished hereunder constitutes an infringement of any patent, copyright or the intellectual property rights of any third party in the Territory, provided that: (i) BCGI is promptly informed in writing and furnished a copy of each communication, notice or other action relating to the alleged breach or infringement; (ii) BCGI shall have control over the defense and negotiations for a settlement or compromise; (iii) BCGI is given, by Distributor and its customers, all reasonable authority, information and assistance (at BCGI's expense) necessary to defend or settle such suit or proceeding; and (iv) Distributor or its customers incurs no obligation or liability without the prior writing consent of BCGI. The foregoing obligation of BCGI does not apply to any Product or portion or component thereof: (a) which is modified by persons or entities other than BCGI (or persons or entities employed or contracted by BCGI) if the alleged infringement relates to such modification; or (b) which is combined with other products, processes or materials not supplied or recommended by BCGI where the alleged infringement relates to such combination. If the event that any Product is held to constitute such an infringement, BCGI shall, at its option, either: (i) procure for Distributor and its customers the right to continue to use the applicable Product; (ii) replace or modify the applicable Product so it becomes non-infringing; or (iii) remove the Product and refund Distributor the undepreciated portion of the Price paid by Distributor for such Product, assuming a thirty-six (36)-month straight-line depreciationschedule. This Section states the entire liability of BCGI with respect to infringement of any copyrights, patents, or other intellectual property rights by the Products.

     31.  FINDER'S FEE

     In the event that the end user customer or BCGI desires to have a direct sale, leasing or service bureau relationship with each other, and if Distributor has provided the customer lead (as mutually agreed upon between BCGI and Distributor), BCGI will pay Distributor a finder's fee ("Finder's Fee") equal to ten percent (10%) of the fee BCGI charges such end user customer for such Product. Such Finder's Fee(s) will be due to Distributor upon BCGI's shipping the Product to such end user customer and payable to Distributor within forty-five (45) days from the date of such shipment. BCGI agrees to notify Distributor, in writing, each time BCGI so enters into an agreement with any such end user customer, and to keep Distributor advised as to the planned and actual shipment date for such Product(s). This Finder's Fee arrangement will apply to the Territory, and only for the Products (excluding custom development or Services).

     32.  FUTURE RELATIONSHIP(S)

     It is the intent of both parties hereto to transition toward a business relationship as described in Phases 2, 3 and 4 below. The timing of such a transition would be subject to mutual agreement by the parties hereto and may require separate, negotiated agreements and or amendments and/or addenda to this Agreement.

     Phase 2: Distributor would resell BCGI's then-existing prepaid application and database platform, but would use industry-standard Voice Node and Database hardware components directly purchased by Distributor. In this scenario, Distributor would pay BCGI a license fee for theBCGI software applications and documentation and purchase any unique BCGI hardware components. Distributor would be responsible for integration, final assembly and testing of the systems. Distributor would also be responsible for BCGI's costs in shipping all software, documentation and unique components to Distributor's
San Jose facility.

     Phase 3: Distributor would resell BCGI's then-existing prepaid application that would utilize Distributor's Series 6 product platform as the voice node. BCGI would assist Distributor in interfacing BCGI's database platform to Distributor's voice node. Distributor would continue to use industry standard hardware components for the database platform. In this scenario, Distributor would pay BCGI a license fee for the BCGI software applications and documentation and purchase any unique BCGI hardware components. Additionally, this scenario would require Distributor and BCGI to undertake joint research and development. Further agreement as to ownership and marketing rights regarding such joint research and development would be addressed by the parties. Distributor would be responsible for integration, final assembly and testing of the systems. BCGI would be responsible for shipping all software, documentation and unique components to Distributor's San Jose facility.

     Phase 4: WIN Platform. Both parties hereto agree to work jointly to determine, under a separate agreement, a WIN-based BCGI-Distributor prepaid offering.

     33.       F.C.C. CERTIFICATION

     BCGI agrees that, at the time of shipment, all Products sold to Distributor hereunder shall, when required, be in compliance with Parts 15 and 68 of the United States FederalCommunications Commission's Rules and Regulations. Distributor is responsible to obtain all local type approvals when required to install, maintain and connect to the public telephone network. BCGI agrees to cooperate with Distributor to secure all such approvals.

     34.  LIMITATION

     No action, regardless of form, arising out of or related to this Agreement, may be brought by either party more than one (1) year after the cause of action has accrued.

     35.  LICENSING OF SOFTWARE

     All references herein to the "sale" of software (or to the "sale" of Products, to the extent Products incorporate software) shall mean solely the grant of a license to use the software on the terms set forth herein. All references to the "purchase" of software (or to the "purchase" of Products, to the extent Products incorporate software) shall mean solely the obtaining of a license to use the software on the terms set forth herein.

     36.  BRANDING

     BCGI and Distributor agree to co-brand the Prepaid System under a trademark to be mutually agreed upon.

     37.  ORDER OF PRECEDENCE

     Should the terms and conditions of any Exhibit to this Agreement conflict with the terms and conditions of the principal portion of this Agreement, the terms and conditions of the principal portion of this Agreement shall govern

     38.  NON-SOLICITATION

     Each party hereto acknowledges that the other party has spent considerable time and effort building expertise in prepaid wireless technology and that the loss of an employee would harm such party. Therefore, each party hereto agrees that during the term of this Agreement it will not solicit the employment of any then-current or previous employee of the other party ("Employer") unless a period of six (6) months has elapsed from the last date that such employee was employed by such Employer, without the prior written consent of such Employer.

     39.  MOST FAVORED CUSTOMER

     In the event that BCGI shall enter into any agreement with any other person, firm or corporation which provides lower prices for the same products and services provided by this Agreement for comparable volumes and upon comparable terms and conditions as those contained herein ("Preferred Prices"), Distributor shall have full right and power to avail itself of such prices as if the same were written into this Agreement; and BCGI agrees to notify Distributor promptly of any such other agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective executive officers being hereunto duly authorized.

BCGI                             Distributor:

By:/s/ Bill Hampton                           By: /s/ Thomas E. Burton

Name:Bill Hampton                               Name: Thomas E. Burton

Title: VP of Operations                                 Title:

Date: January 17, 2000                  Date: January 11, 2000

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DISTRIBUTION AGREEMENT

Exhibit A

Territory


The "Territory" is:

         North America - United States and Canada (for any wireline or wireless customer mutually agreed upon on a case by case basis); and

        The remainder of the world outside of North America


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DISTRIBUTION AGREEMENT

Exhibit B

Products and Services


The Products and Services covered by this Agreement include the following:

         BCGI's existing Prepaid Systems (including software applications, voice node and other hardware components, and database platform, but excluding Prepaid Connection.)

         Custom development of BCGI Prepaid System features and functionality, as set out in Exhibit C, Section II.

         Tier 2 Maintenance and Support services (as described in Exhibit G below) during the Warranty and Post-Warranty period.

DISTRIBUTION AGREEMENT

Exhibit C

Pricing


I.   Products

         The prices which Distributor shall pay BCGI for the Products are set forth in the price list which begins on the following page and is incorporated into this Exhibit C.

         Prices are subject to change during the Term by mutual, negotiated agreement of the parties. However, prices will not change within ninety
       (90) days from any previous change, any price increases will not become effective until ninety (90) days from the date BCGI notifies Distributor in writing, and any price decreases will become effective on the day BCGI notifies Distributor in writing.

II.  Custom Development Services

         Prices shall be based on scope of work provided by the Distributor and/or its end user customer or sub-distributor.

         Prices shall be based on the development time required and prevailing BCGI hourly rates and other charges. Such rates and charges shall be provided to Distributor at the then current Preferred Prices. See the attached current price list for the initial rates.

III. Tier 2 Maintenance and Support Services

         During the warranty period, such Tier 2 maintenance and support Services will be provided to Distributor by BCGI at no charge. Subsequent to the warranty period, any and all such Services requested by Distributor will be provided by BCGI at prices equal to BCGI's then current Preferred Prices. See the attached current price list for the initial rates.

                                 PRICE LIST


                                                             *
 BCGI Part                     Description            BCGI List  Centigram
    Number                                                         Cost

               Hardware
TSC-99         Tri-Server                                  *          *
BMS-R1         Base Mini-Server                            *          *
DMS-R2         Dual Mini-Server                            *          *
RES-200-5-256  Responder (200/5.0gig IDE 256 ram)          *          *
TIN-200-5-128  TIN's IDE (200/5.0 gig IDE 128 ram)         *          *
ST-RAS-5-128   Spare TIN's IDE (200/5.0 gig IDE 128 ram)   *          *
                & RAS Server
9GB-TNRD-SCSI  TIN SCSI Non-Redundant Data                 *          *
               (200/9.0x1 128 ram)
9GB-STNRD-200  Spare TIN SCSI Non-Redundant Data           *          *
               (200/9.0x1 128 ram)
4.5-SCSI-TRD   TIN SCSI Redundant Data                     *          *
               (200/4.5x2 128 ram)
4.5-200-STRD   Spare TIN SCSI Redundant Data               *          *
               (200/4.5x2 128 ram)
TRD-SCSI-9GB   TIN SCSI Redundant Data                     *          *
               (200/9.0x2 128 ram)
STRD-200-9GB   Spare TIN SCSI Redundant Data               *          *
               (200/9.0x2 128 ram)
99-0831-015    D480 2xT1                                   *          *
99-0831-015    D480 2xT1 N+1 (Spares)                      *          *
ADC-DAM        Admin Cabinet                               *          *
EXC-DAM        Expansion Cabinet                           *          *
99-2123-101    D300 2xE1                                   *          *
99-2123-101    D300 2xE1 N+1 (Spares)                      *          *
460RC          Balun Panel                                 *          *
460F           Baluns with cables                          *          *
HC-ANI99       Hydra Cable                                 *          *
VL400          14" SVGA Monitor                            *          *
CHAT-40108-519 Monitor Shelf                               *          *
SHL-KBD        RackMount Keyboard/mouse                    *          *
AS/O-99        Arc Servit w Oracle option                  *          *
242456-001     Dlt Backup 15/30 with 2 tapes               *          *
BCA0026        Filler Panels                               *          *
1654-48-120-60-P  Wilmore Power Supply                     *          *
02164-01       Heatshield                                  *          *
ALSX-6         Seismic install kit                         *          *
CHAT-46353515  Chatsworth Rack                             *          *
3C16670A       Hub 10 base                                 *          *
3C16981        12 port Switch                              *          *
3C16980        24 Port switch                              *          *
729797         Jazz Drive 2 gig w (1) 2 gig cartridge      *          *
010-0B13-ND-5CON  Oracle 8 (5) concurrent                  *          *
O8E-WG-8CON    Oracle 8 (8) concurrent                     *          *
SVX-16U/LDG    16 position continuity switch               *          *
KVM-4UPA       4 position continuity switch                *          *
PP-RK-9909     Rackmount Kit                               *          *
99-3473-001    SS7 Card                                    *          *
99-3477-001    SIU 131                                     *          *
99-3482-001    SIU 231                                     *          *

[Information marked with a "*" has been omitted pursuant to a request for confidential treatment. This information has been filed with the secretary of the Securities Exchange Commissionb.]

SHL-S20        Rack Adapter                                *          *
PACK-DAMAC     Packaging & Freight                         *          *

           Software
PPD301000  PrePaid Software, per port, 1-1199 ports        *          *
PPD301000  PrePaid Software, per port, 1200-2159 ports     *          *
PPD301000  PrePaid Software, per port, 2160 +++ ports      *          *
CCD301000  Calling Card Software, per  port add-on                    *
TLS301000  TLS Software, per port add-on                   *

           Services
TBD        Custom Languages  -  BCGI records prompts                  *
TBD        Custom Languages  -  customer records prompts              *
TBD        Training  (per person per day, not including T&E)*         *
TBD        Installation  (quoted case-by-case)
TBD        Annual Support Fee  (price per  port)                      *


TBD        Post Warranty Maintenance (annual %)                       *
                      2nd/or 3rd year only




[Information marked with a "*" has been omitted pursuant to a request for confidential treatment. This information has been filed separately with the secretary of the Securities Exchange Commission.]

                   DISTRIBUTION AGREEMENT

                          Exhibit D

                      Terms of Shipment


I.   All shipments made by BCGI under this Agreement are FOB Tulsa, Oklahoma.

II. The provision of all shipping instructions for BCGI to adhere to shall be the responsibility of Distributor. The Products will be shipped directly from BCGI to the end user customer of Distributor or Distributor's sub-distributor unless specified otherwise in the System Sale Agreement.

III. All transportation, rigging and draying charges are the responsibility of Distributor.

IV. The time schedule between BCGI's receipt of an order from Distributor and BCGI's shipment of the Product will be specified in the System Sale Agreement. Any Distributor-initiated delays in shipping beyond this schedule may subject Distributor to carrying charges as reasonably determined by BGCI. BCGI shall notify Distributor within three (3) business days if any order cannot be filled according to the delivery schedule requested, and will use its best efforts to ship Products on the delivery dates specified in its written acceptance of any purchase order.

DISTRIBUTION AGREEMENT

Exhibit E

Payment Terms


I. Timing. Invoices shall be due and payable forty-five (45) days after shipment of product or delivery of service.

II. Payment shall be made to BCGI in U.S. funds by check or wire transfer, at Distributor's option.

III. Late Payments. Payments of any invoiced amount received after the invoice due and payable date shall be considered late payments, and shall bear interest at the rate of one and one half percent (1.5%) per month or the maximum allowed by applicable law, whichever is less.

IV. If Distributor becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors and therefore BCGI determines that the financial condition of Distributor does not justify the terms of payment extended herein, BCGI may require, in advance, full payment or require other payment arrangements.

V. Payments contracted for post-warranty maintenance and support are payable quarterly in advance.

DISTRIBUTION AGREEMENT

Exhibit F

Standard Warranty

     I.   Equipment.     BCGI warrants that Distributor shall acquire good
title to the equipment included in the Products purchased by Distributor, and that upon payment in full of the purchase price, such equipment shall be free and clear of any security interest, lien, claim, or encumbrance of any kind imposed by or through BCGI. BCGI warrants that the equipment shall be free from defects in material and workmanship under normal use and service for a period of fifteen (15) months from the date of shipment. The equipment must be plugged into a functioning Uninterruptable Power Supply (UPS), which provides battery back-up and surge/spike protection, or the warranty is void. The obligation of BCGI under this warranty does not arise until the equipment is returned to BCGI in Tulsa, Oklahoma, or to Distributor. Upon receipt , BCGI shall, at its option, as soon as practicable or, in any event, within thirty (30) days of receipt, either repair or replace, without charge, the defective component part(s) and return the equipment, shipping prepaid and billed. If repair or replacement is not possible, BCGI shall retain such defective component and refund the purchase price and freight of such defective component.

     II. Software. BCG warrants that the software included in the Products shall conform to the then-current published documentation applicable to such software for a period of fifteen (15) months from the shipment date. In the event that BCGI receives notice from Distributor during the warranty period that the software does not conform to this warranty, BCGI will, as soon as practicable or, in any event, within thirty (30) days of notice, at its option, resolve or provide a solution for such software faults at no charge to Distributor, providing Distributor (or Distributor's customer) can replicate the symptoms of the fault. If resolution or provision of a solution is not available, BCGI shall refund the purchase price of the software and hardware upon which it operates, in exchange for return of such software and hardware.

     III. DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS EXHIBIT F., BCGI MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS, DOCUMENTATION AND/OR ANY HARDWARE AND/OR SOFTWARE INCLUDED IN ANY PRODUCT, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     THE WARRANTY OBLIGATIONS OF BCGI SHALL IN NO EVENT INCLUDE RESPONSIBILITY FOR DAMAGE RESULTING FROM ACCIDENT, TRANSPORTATION, NEGLECT OR MISUSE, MODIFICATION WITHOUT BCGI'S PRIOR CONSENT, UNAUTHORIZED ATTEMPTS TO REPAIR, OR FAILURE OF ELECTRICAL POWER OR ENVIRONMENTAL CONTROL.

DISTRIBUTION AGREEMENT

Exhibit G

Maintenance and Support Services


     BCGI will provide Tier 2 maintenance Service during the warranty period of each Product. This Service is continued under a post-warranty Maintenance Agreement which is renewable on an annual basis. The Tier 2 maintenance includes:

     I. Software maintenance
     II.    24X7 telephone technical support
     III.   Return to factory repair or replacement
     IV.    On-site Service, when remote support fails to resolve a problem

I.   Software Maintenance

     A.   Maintenance Releases

     BCGI engineering is committed to continuing to improve the quality and performance of all the Products. These improvements are reflected in periodic Maintenance Releases, which shall include regular updates (minor releases) and upgrades (major releases) issued by BCGI that are typically installed by Distributor with BCGI support services. Maintenance Releases are primarily focused on improving existing functionality and performance as well as fixing software problems.

     B.   Hot Fixes

     Some service calls may uncover software problems that may not have a temporary work-around solution. These problems require a "hot fix". These fixes are developed as needed and installed immediately. These fixes are typically installed by Distributor, with BCGI support services as needed.

     C.   New Versions

     BCGI will continue to expand its product line, developing new products, or significantly changing or enhancing existing products. In contrast to Maintenance Releases, these products will be made available at additional cost, upon request through the BCGI sales department.

II.  24X7 Telephone Technical Support

     The primary support vehicle of BCGI is the Telephone Technical Support Hot Line. It will be provided during the term of this Agreement to Distributor on a twenty-four (24) hours by seven (7) days basis and will provide access to Distributor's skilled technical support personnel.

     The Hot Line is used to initiate the following BCGI Service activity:

         Installation, technical or operational inquiries
         Post Installation Technical or operational inquiries
         Product failure diagnosis and repair
         Defective parts replacement

     To maximize the effectiveness and timeliness of support actions, Distributor is responsible for notifying BCGI support (Hot Line) as soon as a serious condition has been identified to be beyond Distributor's capability to resolve.

III. Return to Factory Repair or Replacement

     BCGI repairs or replaces failed components via a Return Material Authorization ("RMA") process. An RMA is issued by BCGI Telephone Technical Support upon completed diagnosis or provision of failure data.

     BCGI shall, when requested by Distributor, provide Distributor with advance replacement hardware part(s) required for Distributor's correction of defective Product(s) which has been assigned an RMA. In the event Distributor does not return to BCGI the part(s) advance shipped under the RMA within sixty (60) calendar days, BCGI may at its option issue an invoice to Distributor for the then-current preferred pricing for the part(s) advance shipped under the RMA. All defective hardware parts, which have been replaced, shall become the property of BCGI, and Distributor shall return such hardware parts, prepaid by Distributor, to BCGI's designated place of repair. All defective hardware parts that have been repaired shall become the property of Distributor.

     BCGI will only issue RMA's for hardware components that are covered under the BCGI initial warranty term or BCGI extended hardware warranty term. If the hardware components are not under the initial warranty term or the extended warranty term, then BCGI will charge Distributor the then current preferred replacement and repair rates. If BCGI issues an RMA to Distributor prior to 3 p.m., BCGI will ship the subject components to Distributor/Distributor's end-user on that same day.

     Unauthorized modifications using non-BCGI-provided products or components to either Product components, network configurations or software will void BCGI warranty and post-warranty Maintenance Agreement terms.

     Unauthorized installation of any non-BCGI software onto BCGI Product components will void BCGI warranty and post-warranty Maintenance Agreement terms.

     If any or all of the hardware or software was not subject to continuous maintenance coverage for any period of time after the initial maintenance term, the hardware and software is subject to a complete on-site Product inspection by BCGI personnel and the Product must be upgraded to currently BCGI-supported revision levels and minimum hardware performance specifications. The inspection and upgrade costs will be billed in addition to the maintenance contract fee, including necessary travel related expenses.

IV.  On-Site Assistance

      On-site assistance, when all reasonable activity has not produced a resolution path and the Product is covered by either warranty, post-warranty maintenance, or extended warranty, will be provided by BCGI at no additional cost. BCGI and Distributor must mutually agree that on-site support is necessary. BCGI personnel will arrive at the customer site as soon as possible after agreement that on-site support is needed.

     If it is determined that BCGI's hardware or software did not cause the problem, then Distributor shall reimburse BCGI for the on-site assistance at Preferred Prices.

DISTRIBUTION AGREEMENT

Exhibit H

Distributor Responsibilities


Distributor will undertake the following:

I. Sales and Service Coverage. To provide BCGI-trained sales, technical and service coverage to Distributor's customers for the Products.

II. Warranty Registration and Service Log. To properly register the warranty for each and every Product sold, including customer name and location, and to maintain a log of all service activity, reporting such data periodically to BCGI, such that BCGI can properly track, investigate, and resolve Product service problems. Distributor agrees to accomplish via its "Clarify" system. BCGI agrees to provide Distributor with all information required by Distributor in order for Distributor to accomplish this task.

III. Customer Service. To respond to customer service requests with trained technicians in a timely fashion.

IV. Lead Follow Up. To follow up on each and every qualified sales lead from BCGI and report on the results of such field sales efforts.

V. Customer Complaints. To respond promptly to any customer complaints which may be referred to Distributor from BCGI.

VI.       Change Orders and Cancellations.

     A. Distributor may make a change in an order provided such change does not affect the price of the order by more than ten percent (10%) and further provided that such change is received by BCGI no less than ten (10) days prior to its scheduled shipment date.

     B. Distributor may cancel an order, or any portion thereof, without charge, provided such notice of cancellation is received by BCGI no less than thirty (30) days prior to its scheduled shipment date.

VII. System Environment

     The Products contain delicate electronic components that require special care in:

     A.   Physical handling

     Product components must be handled with care. If transportation of components is required, the components must be packed either in their original packaging or such that they are able to withstand a drop of three (3) feet (one [1] meter).

     B.   Air conditioning

     Product components are rated to operate within fifty-four (54) to eighty-six (86) degrees Fahrenheit (twelve [12] to thirty [30] degrees Celsius) and a relative humidity level less than seventy percent (70%) non-condensing.

     C. Power conditioning

     The Product must be connected to Uninterruptable Power Supply with appropriate surge/spike protection.

     Non-conformance with this requirement will void BCGI's warranty and Extended warranty agreement terms.

VIII.     Integration

     Some BCGI systems may require an interface to another system. It is the Distributor's responsibility to provide the correct interface not supported in BCGI's standard product offering as outlined in Exhibit B to this Agreement.

IX.  Site Data Capture

     Upon completing any given installation, it is Distributor's responsibility to complete the attached BCGI data capture form and send it to BCGI.

X.   System Configuration

     During the Product warranty period and subsequent maintenance contract, no modifications to any Product components or network configurations may be made without prior approval and assistance of BCGI technical support. Nonconformance will void BCGI's warranty and post warranty Maintenance Agreement terms.

XI.  First Level Technical Support

     During the initial warranty period and all post warranty maintenance periods, Distributor shall provide end user training and day-to-day technical support. In no event will BCGI be obligated to provide hot-line or other technical support service directly to end-users, except as mutually agreed to by BCGI and Distributor.

XII. Technical Skills and Training

     The Product requires specialized training to operate effectively and efficiently. It is important that the Product's operational staff be properly trained and skilled in operating and managing Windows NT networking systems. BCGI recommends Distributor's technical support personnel and end-user's operational staff attend locally available training classes for Windows NT network operation and management.

XIII.     System Backup

     To protect against possible loss of data, Distributor should inform end-users of the importance of backing up the Product on a regular basis in accordance with the Product's users guide.

XIV. Dial-in Access

     The support Services offered by BCGI are based on the premise of being able to remotely access, diagnose, analyze, and tune each Product. To that end, Distributor should ensure the end-user provides a dedicated, direct-dial, data-grade telephone line for each physical site/location and provide permission to access that line to BCGI technical support as needed.

XV.  BCGI Privileges

     Diagnosis, fixes, performance analysis and tuning activities that can be performed via remote dial-in access require unrestricted Product access privileges granted to BCGI telephone technical support personnel. Access is protected via "Username/Password" combinations.

     Remote dial-in access requires knowledge of "Remote Access Telephone Number", "Domain Name", "Username" and "Password". The Windows NT "Remote Access Services" (RAS) will reject any unauthorized access.

     Only BCGI and Distributor will be authorized to utilize remote dial-in access. BCGI and Distributor personnel are obligated not to reveal phone numbers or access passwords to unauthorized parties.

XVI. Physical Access

     During Product installation, major repairs or major Product upgrades, it may be necessary for Distributor to have physical access to the Product.

     To maximize the responsiveness and expediency of Distributor or BCGI Service activities, it may be necessary for the end-user to grant twenty-four
(24)-hour access to Distributor or BCGI technical support personnel.

XVII.     Country-Level/On-Site Spares Kits

     Distributor will exercise diligence in selling a minimum of N+1 redundant spares at each customer site. Additionally, Distributor will exercise diligence in maintaining in-country spares sufficient to avoid excessive down time due to material shortages caused by delays in importing spare parts.

DISTRIBUTION AGREEMENT

Exhibit I

BCGI Responsibilities

     BCGI shall have the following additional responsibilities during the term of the Agreement:

     I.   Sales Materials.

     To make available, at reasonable cost, "soft" copies of sales support materials such as product brochures, data sheets, user guides, applications briefs, sales notebooks, formal sales presentations in overhead, slide, or flip chart form, and other such material necessary to aid in the selling process, as such materials are updated from time to time.

     II.  Marketing Support.

     To provide Distributor with timely reports detailing marketing or technical information on the Products, competitive comparisons, special sales or service suggestions, competitive announcements, and to respond promptly to all inquiries and requests for help from Distributor.

     III. Advertising Permission.

     To permit Distributor to advertise the Products under tradename(s) and trademark(s) to be mutually agreed by BCGI and Distributor.

     IV.  Sales and Technical Training.

     To provide field sales and sales technical support training for Distributor's sales force at BCGI's corporate offices, or Distributor's location as agreed upon, and to assist in direct customer contacts as required.

     V.   Sales Leads.

     To periodically provide Distributor, at BCGI's discretion, with qualified sales leads applicable to Distributor sales from BCGI's advertising publicity campaigns; provided however, that Distributor pursues and further qualifies such leads with its sales force.

     VI.
          Installation and Cutover Assistance.

     BCGI shall, upon request from Distributor, make available at the installation site and at such other times as may be requested by Distributor, a qualified field engineer to render installation, cutover and customer assistance as may be required by Distributor. Distributor shall pay BCGI its then-current preferred time and materials rates for such assistance.

     VII. Support Assistance.

     BCGI shall provide Distributor with support Services as set out in Exhibit G during the warranty period for each Product, at no charge to Distributor.

     VIII.     Hardware Life Support.

     BCGI shall use commercially reasonable efforts in accordance with reasonable inventory and sourcing practices to offer functionally equivalent spare hardware parts as available from industry sources for a period of five
(5) years from the date of last manufacture of the respective Product.

     IX.  Documentation.

     One (1) set of English language manuals, in modifiable electronic format, for the Products will be provided by BCGI to Distributor at every release of the Products (includes one [1] set of any and all updates to such manuals). Additional copies of such manuals are available from BCGI at the then current Preferred Prices. The translation of the manual into a language other than English is at the discretion of Distributor, who assumes all risk of translation error.

     X.   Installation Planning

     BCGI provides a site preparation document describing in detail the necessary steps that have to be completed before an installation can begin. If Distributor has received written approval from BCGI to perform system installations of the Product, BCGI service personnel will be available to consult and assist Distributor in the planning process; however, ultimately the project plan is the responsibility of Distributor. In general, these activities do not require on-site presence of BCGI personnel. However, BCGI personnel may be requested to inspect a site for its then-current fees for such services.

     In the event BCGI personnel are to be involved in the installation, and upon the return to BCGI of a completed Site Preparation CheckList, BCGI will work with Distributor to schedule an installation as quickly as possible. In the event BCGI personnel are to be involved in the installation, Services will be provided at a rate as set forth in the then-current preferred BCGI Installation Price List.

     XI.  Installation, Setup and Test

     In the event BCGI personnel are to be involved in the installation, BCGI will, at Distributor's request, help setup, install and configure all Product components and ensure that all functions work as represented. It is the end-user's responsibility to provide the necessary space and to install power and other environment requirements.

     In the event that BCGI support personnel need to work with the end-user to resolve a problem, they will ask Distributor to initiate the call and remain involved in the resolution process. BCGI support personnel may not contact Distributor customers on their own.

     If BCGI receives a call from a known Distributor customer, that call will be redirected to Distributor immediately, via a supervised transfer. Any call to the BCGI Technical Support HotLine will be sent to Distributor's Customer Support Center - 408-432-2600.